Exhibit 10(cc)
CONFIDENTIAL PORTION MARKED [************] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (including any schedule or annex hereto, this “Agreement”), is made as of December 28, 2006, by and between Avatar Holdings Inc., a Delaware corporation (the “Company”), and Dennis J. Getman (the “Employee”), and amends and restates in its entirety, the employment agreement dated as of September 11, 2003 between the Company and the Employee, as amended on August 11, 2004 (the “Original Agreement”).
W I T N E S S E T H :
     WHEREAS, the Employee is currently employed as Executive Vice President and General Counsel of the Company pursuant to the Original Agreement; and
     WHEREAS, the Company and the Employee wish to provide for certain modifications to the Original Agreement and wish to amend, restate and supersede the Original Agreement, all upon the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment and Term. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, in the capacity and upon the terms and conditions hereinafter set forth. The term of employment under this Agreement shall be for the period commencing as of January 1, 2003 and ending on June 30, 2007, unless earlier terminated as herein provided. The last day of the Employee’s Term of Employment shall be referred to in this Agreement as the “Date of Termination.”
     2. Duties. (a) During the period beginning on January 1, 2003 and ending on December 31, 2006 (the “Original Term”), the Employee shall serve as the Company’s Executive Vice President and General Counsel, and shall perform such duties, functions and responsibilities as are associated with and incident to the positions of Executive Vice President and General Counsel, consistent with the Employee’s current duties, functions and responsibilities, in accordance with past practice, and as the Company may, from time to time, require of the Employee, including, but not limited to, the performance of such functions and duties for the Company’s subsidiaries and affiliates as the Company may require, subject to the direction of the Company’s Board of Directors. During the period beginning on January 1, 2007 and ending on June 30, 2007 (the “Extended Term”, and together with the Original Term, the “Term of Employment”), the Employee shall no longer serve as the Company’s Executive Vice President and General Counsel and shall serve as the Company’s Executive Vice President — Special Projects, and shall perform such duties, functions and responsibilities relating to the following projects: (i) monitoring APV matters in Poinciana and homeowners’ and similar associations on behalf of Avatar; (ii) the matters described in

Annex I and Annex II hereto; (iii) FGUA and other utility matters in Florida and Arizona; (iv) the build out of utility infrastructure; (v) the management of swapping lots; (vi) management of CDD-related matters in various communities; and (vii) transition of the new general counsel of the Company. The Employee shall serve the Company faithfully, conscientiously and to the best of the Employee’s ability and shall promote the interests and reputation of the Company. During the Term of Employment, unless prevented by sickness or disability, the Employee shall devote all of the Employee’s time, attention, knowledge, energy and skills, during normal working hours, and at such other times as the Employee’s duties may require, to the duties of the Employee’s employment. The principal place of employment of the Employee shall be the principal executive offices of the Company and/or such other location in the state of Florida as shall be necessary for the Employee to discharge the Employee’s duties hereunder. The Employee acknowledges that in the course of employment the Employee may be required, from time to time, to travel on behalf of the Company.
     (b) [RESERVED]
     (c) The Employee shall perform the Consulting Services (as defined in Annex I hereto) for a period of three (3) years following the Term of Employment (or such other period of time as may be mutually agreed by the parties, the “Consulting Term”) on the terms and conditions set forth in Annex I hereto; provided, that if the Employee and the Company agree to extend the Term of Employment pursuant to Section 5(a)(i) hereof, (A) except as otherwise agreed in writing by the parties, the Consulting Term shall be reduced by the period by which Term of Employment was extended and (B) such other adjustments shall be made with respect to the Consulting Services as the parties may agree to in writing (the provision of Consulting Services during the Consulting Term, and the terms and conditions relating to the provision of the Consulting Services set forth herein and in Annex I, are referred to herein, collectively, as the “Consulting Arrangement”).
     3. Compensation and Benefits. As full and complete compensation for the Employee’s execution and delivery of this Agreement and performance of any services hereunder during the Term of Employment and, with respect to Sections 3(e) and 3(f), the Consulting Term, the Company shall pay, grant or provide the Employee, and the Employee agrees to accept, the following compensation and benefits:
     (a) Base Salary. The Company shall pay the Employee a base salary at an annual rate of $250,000 payable at such times and in accordance with the Company’s customary payroll practices as they may be adopted or modified from time to time. On an annual basis or at such other times as the Company may determine, the Company may review the Employee’s performance and determine whether, in its sole discretion, the Company will increase (but not decrease) the Employee’s base salary.
     (b) Employee Benefits. The Company shall afford the Employee the opportunity to participate during the Term of Employment in any medical, dental, disability insurance, retirement, savings and any other employee benefits plans, policies or arrangements which the Company maintains for its senior executives in accordance with the written terms of such plans, policies or arrangements. Nothing in this Agreement shall require the Company or its affiliates to establish, maintain or continue any benefit plan, policy or arrangement or restrict the right of the Company or any of its affiliates to amend, modify or terminate any such benefit plan, policy or arrangement.
     (c) Expenses. The Employee shall be entitled to reimbursement or payment of reasonable business expenses (in accordance with the Company’s policies for its senior executives, as the same may be amended from time to time in the Company’s sole discretion), following the Employee’s submission of appropriate receipts and/or vouchers to the Company.
     (d) Vacations, Holidays or Temporary Leave. The Employee shall be entitled to take four (4) weeks of vacation per year, without loss or diminution of compensation. Such vacation shall be taken at such time or times, and as a whole or in increments, as the Employee shall elect, consistent with the reasonable needs of the Company’s business. The Employee shall further be entitled to the number of paid holidays, and leaves for illness or temporary disability in accordance with the policies of the Company for its senior executives (as such policies may be amended from time to time or terminated in the Company’s sole discretion). The Employee shall be paid on the first pay period in 2007 for vacation time accrued but not used during the Original Term
     (e) Additional Compensation. As compensation for the additional duties set forth in Section 2(c) above, the Employee shall be entitled to the additional compensation set forth on the Annex I attached hereto during the Term of Employment and the Consulting Term.
     (f) Project Bonuses. The Employee shall be entitled to the special project bonuses described in Annex II hereto upon satisfaction of the terms and conditions described therein at any time during the Term of Employment and the Consulting Term.
     (g) Company Vehicle. During the Term of Employment, the Company shall provide the Employee with the use of a vehicle associated with the Employee’s employment consistent with past practice.
     For the avoidance of doubt, the Employee and the Company acknowledge and agree that, as provided in Sections 3(e) and 3(f) above, the Employee’s compensation and bonuses during the Consulting Term shall be solely as set forth in Annex I and Annex II hereto.
     4. Protection of Confidential Information.
     (a) Trade Secrets and Know-how.
          (i) During the Term of Employment, the Consulting Term and for all time thereafter, the Employee shall not, directly or indirectly, use, furnish or make accessible to any person, firm or corporation or other business entity, whether or not he, she, or it competes with the business of the Company, its subsidiaries and/or affiliates (each of the foregoing entities being referred to herein, collectively and individually, as the “Avatar Entities”), (x) any trade secret or know-how acquired by the Employee during the Employee’s employment by the Company which relates to the business practices, methods, processes or other confidential or secret aspects of the business of any of the Avatar Entities, (y) any information concerning the business and affairs of the Avatar Entities and (z) any notes, analysis, compilations, studies, summaries and other material prepared by or for the Company continuing or based, in whole or in part, on any information included in clause (x) or (y) above, without the prior written consent of the Company (such information, subject to Section 4(a)(ii) below, being referred to as the “Confidential Information”).
          (ii) Confidential Information shall not include any information or documents that (A) are or become publicly available without breach by the Employee of Section 4(a)(i) hereof, (B) the Employee receives from any third party who, to the best of the Employee’s knowledge upon reasonable inquiry, is not in breach of an obligation of confidence with any of the Avatar Entities, or (C) is required to be disclosed by law, statute, governmental or judicial proceeding; provided, however, that in the event that the Employee is requested by any governmental or judicial authority to disclose any Confidential Information, the Employee shall give the Company prompt notice of such request, such that the Company may seek a protective order or other appropriate relief, and in any such proceeding the Employee shall disclose only so much of the Confidential Information as is required to be disclosed.
     (b) Remedies. The Employee acknowledges that the Employee’s position with the Company places the Employee in a position of confidence and trust with the clients and employees of the Avatar Entities, and that in connection with the Employee’s services to the Company, the Employee will have access to confidential information vital to the Avatar Entities’ businesses. The Employee further acknowledges that in view of the nature of the businesses in which the Avatar Entities are engaged, the foregoing restrictive covenants in this Section 4 are reasonable and necessary in order to protect the legitimate interests of the Avatar Entities and that violation thereof would result in irreparable injury to the Avatar Entities. Accordingly, the Employee consents and agrees that if the Employee violates or threatens to violate any of the provisions of this Section 4 the Avatar Entities would sustain irreparable harm and, therefore, one or more of the Avatar Entities shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which any of the Avatar Entities may be entitled.
     (c) Return of Confidential Information. Upon termination of the Consulting Term (or earlier upon written request from the Company), the Employee shall promptly return all Confidential Information in tangible form, and shall not make or retain any copies thereof.

     5. Termination of Employment/Consulting Arrangement.
     (a) The Employee’s employment with the Company hereunder and the Consulting Arrangement, as applicable, shall terminate upon the occurrence of any of the following events:
          (i) solely with respect to the Employee’s employment with the Company, on June 30, 2007, absent the parties having entered into a written agreement of Employment with a term of employment ending after June 30, 2007;
          (ii) the death of the Employee during the Term of Employment or the Consulting Term, as applicable;
          (iii) the Disability (as defined below) of the Employee during the Term of Employment or the Consulting Term, as applicable;
          (iv) at any time upon written notice to the Employee from the Company of termination of the Employee’s employment or the Consulting Arrangement, as applicable, for Cause (as defined below);
          (v) at any time upon written notice to the Employee from the Company of termination of the Employee’s employment or the Consulting Arrangement, as applicable, Without Cause (as defined below); or
          (vi) the resignation or other withdrawal of employment or from the Consulting Arrangement, as applicable, by the Employee for any reason during the Term of Employment or the Consulting Term, as applicable.
     (b) For purposes of this Agreement, the “Disability” of the Employee shall mean the Employee’s inability, because of mental or physical illness or incapacity, whether total or partial, to perform one or more of the material functions of the Employee’s employment or the Consulting Services, as applicable, under this Agreement with or without reasonable accommodation and which entitles the Employee to receive benefits under a disability plan, policy or arrangement that is provided to the Employee by the Company.
     (c) For purposes of this Agreement, the term “Cause” shall mean the Employee’s (i) conviction or entry of a plea of guilty or nolo contendere, with respect to any felony, in each case that the Board of Directors of the Company determines in good faith is or may become materially harmful to any the Company, any of its subsidiaries and/or affiliates (the foregoing entities being referred to herein collectively as the “Avatar Entities” and each as an “Avatar Entity”) (either financially or with respect to such Avatar Entity’s business reputation), (ii) commission of any act of willful misconduct, gross negligence, fraud or dishonesty, in each case that the Board of Directors of the Company determines in good faith is or may become materially harmful to any Avatar Entity (either financially or with respect to such Avatar Entity’s business reputation) or

(iii) violation of any material term of this Agreement or any material written policy of the Company; provided, that the Company first deliver written notice of such violation to the Employee and the Employee shall not have cured such violation within thirty (30) days after receipt of such written notice (the “Cure Period”); and provided further, that if upon expiration of the Cure Period such violation has not been cured and the Company determines, in its sole discretion, that the Employee is using his best efforts to cure such violation and such violation is capable of being cured, the Company shall provide the Employee, pursuant to a written notice, a reasonable amount of additional time (the “Extended Cure Period”) to cure such violation but in no event shall such Extended Cure Period exceed forty-five (45) days from the date on which the initial Cure Period expired.
     (d) For purposes of this Agreement, “Without Cause” shall mean any reason other than the reasons described in Sections 5(a)(i), (ii), (iii), (iv) and (vi) hereof. The parties expressly agree that a termination of employment or the Consulting Arrangement, as applicable, Without Cause pursuant to Section 5(a)(v) hereof may be for any reason whatsoever, or for no reason, in the sole discretion of the Company.
     6. Payments Upon Termination of Employment.
     (a) Death or Disability. If the Employee’s employment hereunder or the Consulting Arrangement, as applicable, is terminated due to the Employee’s death or Disability pursuant to Sections 5(a)(ii) or (iii) hereof, the Company shall pay or provide to the Employee, the Employee’s designated beneficiary or to the Employee’s estate: (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but unpaid as of the Date of Termination; (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which the Employee is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Date of Termination; and (iii) any additional compensation and project bonuses to which the Employee may be entitled as set forth on Annex I and Annex II attached hereto, respectively. Should the Company wish to purchase insurance to cover the costs associated with the Employee’s termination of employment pursuant to Sections 5(a)(ii) or (iii), the Employee agrees to execute any and all necessary documents required in connection with such insurance.
     (b) Termination for Cause or Resignation By the Employee. If the Employee’s employment hereunder or the Consulting Arrangement, as applicable, is terminated by the Company for Cause pursuant to Section 5(a)(iv) or due to the Employee’s resignation or other withdrawal of employment or from the Consulting Arrangement, as applicable, pursuant to Section 5(a)(vi), the Company shall pay or provide to the Employee: (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but unpaid as of the Date of Termination; (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which the Employee is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Date of Termination, and

(iii) any additional compensation and project bonuses to which the Employee may be entitled as set forth on Annex I and Annex II attached hereto, respectively, as of the Date of Termination.
     (c) Termination Without Cause. If the Employee’s employment hereunder or the Consulting Arrangement, as applicable, is terminated by the Company Without Cause pursuant to Section 5(a)(v), the Company shall pay or provide to the Employee: (i) all base salary pursuant to Section 3(a) hereof and any vacation pay pursuant to Section 3(d) hereof, in each case which has been earned but unpaid as of the Date of Termination; (ii) any benefits to which the Employee may be entitled under any employee benefits plan, policy or arrangement pursuant to Section 3(b) hereof in which the Employee is a participant in accordance with the written terms of such plan, policy or arrangement up to and including the Date of Termination; and (iii) any additional compensation and project bonuses to which the Employee may be entitled as set forth on Annex I and Annex II attached hereto, respectively. The Company’s obligation to make any payment pursuant to this Section 6(c) shall be conditioned upon the Company’s prior receipt of an executed general release of claims that the Employee may have against the Company, its affiliates and their respective shareholders, directors, officers, employees and agents, to the maximum extent permitted by law. Any payments made pursuant to Section 6(c)(i) and (ii) shall be made within ninety (90) days of the Date of Termination.
     (d) Termination Upon Expiration of this Agreement. If the Employee’s employment hereunder is terminated pursuant to Section 5(a)(i) and the Employee is no longer actively employed (whether or not pursuant to an employment agreement) by the Company, the Company shall pay to the Employee any additional compensation and project bonuses to which the Employee may be entitled in accordance with Annex I and Annex II attached hereto, respectively.
     (e) No Other Payments. Except as provided in this Section 6, the Employee shall not be entitled to receive any other payments or benefits from the Company due to the termination of the Employee’s employment, including but not limited to, any employee benefits under any of the Company’s employee benefits plans or programs (other than at the Employee’s expense under the Consolidated Omnibus Budget Reconciliation Act of 1985 or pursuant to the terms of any pension benefit plan which the Company may have in effect from time to time) or any right to be paid severance pay. If the Employee is entitled to any notice or payment in lieu of any notice of termination required by Federal, State or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Company’s obligation to make payments pursuant to Section 6(c)(i) shall be reduced by the amount of any such payment in lieu of notice.
     7. No Conflicting Agreements.
     (a) The Employee hereby represents and warrants that the Employee is not a party to any agreement, or non-competition or other covenant or restriction contained in any agreement, commitment, arrangement or understanding (whether oral or written), which would in any way conflict with or limit the Employee’s ability to commence work on the first day of the Term of Employment (or to continue employment with the Company as of the date of this Agreement) or would otherwise limit the Employee’s ability to perform all responsibilities in accordance with the terms and subject to the conditions of this Agreement, including but not limited to the Consulting Services.
     (b) The Employee agrees that the compensation provided for in Section 3 hereto represents the sole compensation to be paid to the Employee in respect of the services performed or to be performed for the Company and/or its affiliates by such Employee. The Employee further agrees that should there be a determination that for federal, state, local and/or other tax purposes, the Employee’s compensation for services performed for the Company and its affiliates is greater than the amounts payable hereunder, the Employee will indemnify and hold harmless the Company and its affiliates against any and all liabilities, losses and expenses, including, but not limited to, any additional taxes, penalties and interest, and attorneys’ and accountants’ fees arising out of, resulting from or relating to such determination.
     8. Deductions and Withholding. The Employee agrees that the Company shall withhold from any and all compensation required to be paid to the Employee pursuant to this Agreement all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect and all amounts required to be deducted in respect of the Employee’s coverage under applicable employee benefit plans.
     9. Entire Agreement. This Agreement embodies the entire agreement of the parties with respect to the Employee’s employment and supersedes any other prior oral or written agreements between the Employee and the Company and its affiliates. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.
     10. Waiver. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee. The waiver by the Employee of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.
     11. Governing Law. This Agreement shall be subject to, and governed by, the laws of the State of Florida applicable to contracts made and to be performed in the State of Florida, regardless of where the Employee is in fact required to work.
     12. Jurisdiction. Any legal suit, action or proceeding against any party hereto arising out of or relating to this Agreement shall be instituted in a federal or state court in the State of Florida, and each party hereto waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding and each party hereto irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

     13. Assignability. The obligations of the Employee may not be delegated and, except as expressly provided in Section 6(a) relating to the designation of beneficiaries, the Employee may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Employee agree that this Agreement and all of the Company’s rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean (with respect to the Company or any of its subsidiaries) any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of the assets of the Company. Any assignment by the Company of its rights and obligations hereunder to any affiliate of or successor to the Company shall not be considered a termination of employment for purposes of this Agreement.
     14. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.
     15. Notices. All notices to the Employee hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Dennis J. Getman 848 Brickell Key Drive Unit 3601 Miami, Florida 33131
     All notices to the Company hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to:

Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Attention: Chief Executive Officer
Facsimile: (305) 441-7876

with a copy to:

Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Attention: Corporate Secretary
Facsimile: (305) 441-7876

Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party.
     16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
     18. Prevailing Party Expenses. The Employee and the Company agree that in the event that any provision of this Agreement becomes subject to any litigation or arbitration or any party seeks an adjudication to enforce his rights under, or to recover damages for breach of, this Agreement, the prevailing party in such litigation or arbitration shall be entitled to recover all costs and expenses (including reasonable legal fees) incurred in connection therewith from the other party.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

AVATAR HOLDINGS INC.
By:	/s/ Gerald D. Kelfer
	Name:	Gerald D. Kelfer
	Title:	President and Chief Executive Officer

/s/ Dennis J. Getman
Dennis J. Getman

Annex I
Terms of Additional Compensation
1.	During the Term of Employment and the Consulting Term, the Employee will be awarded an opportunity to receive a percentage (the “Percentage”) of the Net Sale Proceeds (as defined below) received by the Company on certain asset sales of non-buildable or environmentally sensitive land and specially designated asset sales (the “Eligible Properties”) that are made outside of the Company’s ordinary course of business, as determined by the Company, during the Employee’s Term of Employment or the Consulting Term, subject to the Employee’s active involvement and engagement in procuring such sales for the benefit of the Company (the “Additional Compensation”).
2.	For purposes of this Annex I, “Net Sale Proceeds” means the sale proceeds actually received by the Company less any and all expenses and costs related to the sale (including closing costs) and any expenditures made by the Company in contemplation of, or in connection with, such sale.
3.	The Employee is hereby awarded the following Percentages for asset sales of the following Eligible Properties:

Eligible Property	Percentage
- *******************************************	*	*%
- Ocala Sale to Government or Not-For-Profit Buyer(a)	2.25%	(b)
- *******************************************	*	*%
- *******************************************
- *******************************************	*	*%
- *******************************************	*	*%
- Rio Rico Utilities	1%
- *******************************************	*	*%
(a)	If Ocala is not sold to a Government or Not-for-Profit buyer and an unappealable Development Order is signed for Ocala by applicable governmental agencies and Avatar Properties Inc. as a result of Employee’s active involvement and engagement in procuring such Development Order, then upon such signing an amount of $28,366,666.66 shall be deemed the “Net Sale Proceeds” from this Eligible Property, and the Employee shall not be entitled to any further compensation with respect to this Eligible Property.

(b)	Notwithstanding any provision to the contrary set forth herein, any Additional Compensation payable to the Employee in connection with the sale of the Ocala property shall be subject to the Annual Cap (defined below) set forth in paragraph 7 below.

ANNEX I-1

4.	In the event that the Company identifies additional Eligible Properties for similar sale, the terms of other compensation, if any, payable to the Employee shall be determined at such time.
5.	All decisions with respect to, or in connection with, the sale of Eligible Properties shall be made solely by authorized officers of the Company, including all transaction terms and conditions (i.e., price, holdbacks, timing, etc.). The Company may limit or abandon any sales or proposed sales of Eligible Properties at any time for any reason or for no reason in its sole discretion. The Company shall have no obligation to take any action with respect to any sales or proposed sales of Eligible Properties.
6.	All determinations relating to Eligible Properties, the Additional Compensation payable to the Employee and the amount of Net Sale Proceeds will be made by and administered under the supervision of the Company’s Compensation Committee in its sole and absolute discretion, and all determinations of the Company’s Compensation Committee will be final and binding on the Employee and the Company.
7.	The maximum cash amount that may be paid to Employee as Additional Compensation in connection with the sale of the Ocala property (the “Ocala Bonus shall not exceed $350,000 per calendar year (the “Annual Cap”); provided, however, that any portion of the Ocala Bonus that has been earned but not paid as a result of the Annual Cap shall be deferred and payable within the first ninety (90) days of the following calendar year, subject again to the Annual Cap, and if necessary, to successive calendar years, subject to the Annual Cap. The Company shall not pay any interest on any amounts of the Ocala Bonus that are deferred or payable in future calendar years. If there is any earned but unpaid portion of the Ocala Bonus as of June 30, 2007, such amount shall be forfeited unless the Employee provides consulting services to the Company after the Term of Employment, in which case, the Company shall pay any earned but unpaid portion of the Ocala Bonus subject to the Annual Cap for four (4) additional years beginning January 1, 2007, subject to the Employee providing the required Consulting Services (defined below). In each year, such payments with respect to the Ocala Bonus shall be made within the first ninety (90) days of the calendar year. If there is any earned but unpaid portion of the Ocala Bonus as of April 1, 2011, such amount shall be forfeited. Any Additional Compensation resulting from sales of Eligible Properties which provided for deferred payments to the Company shall be payable to the Employee upon receipt of such deferred payments by the Company, subject (in the case of the Ocala Bonus) to the Annual Cap. The Employee shall provide consulting services relating to all Company matters in which the Employee was involved prior to the expiration of the Term of Employment and such other matters relating to Company activities as may be reasonably requested from time to time by the Company (the “Consulting Services”). During the Consulting Term, the Employee shall be an independent contractor and shall not be an employee or agent of the Avatar Entities. The Employee shall provide the Consulting Services for three consecutive 12-month periods beginning on July 1, 2007 and ending on June 30, 2010 for the required amount of days and for the

ANNEX I-2

consulting fee set forth on the following table in order to receive any portion of the Ocala Bonus in the 12-month following the Employee’s completion of such Consulting Services:

12-Month Period	Required Consulting Services	Consulting Fee
July 1, 2007 through June 30, 2008	6 days per month; 72 days per annum	$83,333 per annum payable quarterly
July 1, 2008 through June 30, 2009	5 days per month; 60 days per annum	$83,333 per annum payable quarterly
July 1, 2009 through June 30, 2010	4 days per month; 48 days per annum	$83,333 per annum payable quarterly
July 1, 2010 through June 30, 2011	3 days per month; 36 days per annum	$83,333 per annum payable quarterly
During the Consulting Term, (i) the Employee shall perform the Consulting Services exclusively for the Company and shall not perform services for or on behalf of any third party solely with respect to the projects for which the Employee is providing Consulting Services to the Company, and (ii) the Consulting Services shall be performed by the Employee (x) at reasonable times and in a manner consistent with the Employee’s past practices during the Term of Employment, (y) in accordance with such reasonable policies and directives as may be issued from time to time by the Company and (z) with the same standard of care as that of a reasonably prudent service provider under similar circumstances (the foregoing standard in clauses (i) and (ii) is collectively referred to herein as the “Consulting Standard”). If the Employee does not provide the required Consulting Services in accordance with the Consulting Standard for the applicable 12-month period, the Company shall not be obligated to pay the Employee any Additional Compensation or the consulting fees with respect thereto.

8.	If the Employee’s employment or the Consulting Arrangement, as applicable, is terminated by reason of his death or Disability, the Company shall pay to the Employee, the Employee’s designated beneficiary or to the Employee’s estate the amount of earned but unpaid Additional Compensation as of the date of the Employee’s death or Disability, as would otherwise be payable pursuant to this Annex I as though the Employee’s employment had not been terminated, within ninety (90) days of Employee’s death or Disability or seven days after such later date as an executor or administrator of the decedent’s estate shall be appointed, provided that any Additional Compensation resulting from sales of Eligible Properties which provided for deferred payments to the Company shall be payable to the Employee upon receipt of such deferred payments by the Company. In addition, the Employee shall be entitled to receive the Additional Compensation for any Eligible Properties set forth in paragraph 3 above that are subject to executed sale contracts at the time of termination of the Employee’s employment by reason of the Employee’s death or Disability, provided that the Employee was actively engaged in such sale at the time his employment is terminated. Payment of the Additional Compensation for such sales shall be made within ninety (90) days of the closing of such sales. Notwithstanding anything to the contrary contained herein, in no event shall the Employee be entitled to receive Additional Compensation in excess of the amount as would otherwise be payable pursuant to this Annex I if the Employee’s employment had not been terminated.

9.	If Employee’s employment or the Consulting Arrangement, as applicable, is terminated by the Company without Cause, the Employee shall be entitled to receive the amount of earned but unpaid Additional Compensation through the Date of Termination as would otherwise be payable pursuant to this Annex I as though the Employee’s employment had not been terminated. In addition, Employee shall be entitled to receive the Additional Compensation for any Eligible Properties set forth in paragraph 3 above that are subject to executed sale contracts at the time of termination of Employee’s employment by the Company without Cause, provided that the Employee was actively engaged in such sale at the time of his termination. Notwithstanding anything to the contrary contained herein, in no event shall the Employee be entitled to receive Additional Compensation in excess of the amount as would otherwise be payable pursuant to this Annex I if the Employee’s employment had not been terminated.

10.	If the Employee’s employment or the Consulting Arrangement, as applicable, is terminated by the Company with Cause or by the Employee, the Employee shall forfeit any and all Additional Compensation, including such Additional Compensation that has been earned but not paid to the Employee, and shall cease to have any right to any future Additional Compensation.

11.	Prior to May 15, 2007, the Company and the Employee shall enter into good faith discussions regarding the terms and conditions set forth in this Annex I. Any modification or amendment, if any, to the terms and conditions set forth herein shall be evidenced by an agreement in writing signed by the parties hereto.

ANNEX I-3

Annex II
Project Bonuses
The Employee shall be entitled to the following bonuses (“Project Bonuses”) upon the achievement of the specified project-related criteria during the term of Employee’s employment with the Company and during the Consulting Term:
•	1.25% of the net profit (after paying all taxes, costs and expenses incurred by the Company in direct connection with the such sale, transfer or disposition) actually received by the Company as determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion upon the sale, transfer or other disposition by the Company of its interest in the Poinciana Highway (f/k/a the Parker Highway).

•	$********* upon the occurrence of the date on which each and all of the permits necessary for ************ to allow for ************* (including either the ******** or other ********** to ***************) shall have been obtained by the Company or any other Avatar Entity.
All determinations relating to the project-related criteria, the amounts payable to the Employee pursuant to this Annex II will be made by and administered the Company’s Compensation Committee in its sole and absolute discretion, and all determinations of the Company’s Compensation Committee will be final and binding on the Employee and the Company.
The date, if any, on which any of the project-related criteria described above are satisfied (as determined by the Compensation Committee in its sole and absolute discretion) is referred to herein as a “Bonus Achievement Date.” Subject to the provisions of Section 6 of the Agreement, payment of any amounts to the Employee pursuant the Project Bonuses shall be made within ninety (90) days following the applicable Bonus Achievement Date.

ANNEX I-4